EXHIBIT 8.1

October 27, 2006

Hyundai Auto Receivables Trust 2006-B
Hyundai ABS Funding Corporation
10550 Talbert Avenue
Los Angeles, California 92708
Mayer, Brown, Rowe & Maw LLP
350 South Grand Avenue
25th Floor
Los Angeles, California 90071-1503
Main Tel (213) 229-9500
Main Fax (213) 625-0248
www.mayerbrownrowe.com

Re:	Hyundai Auto Receivables Trust 2006- B
Registration Statement on Form S-3
Registration No. 333-134931
Ladies and Gentlemen:
     We have acted as special tax counsel to Hyundai ABS Funding Corporation, a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-134931, together with the exhibits and amendments thereto, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder, for the registration under the Act of $994,953,000 asset backed notes (the “Notes”), issued by Hyundai Auto Receivables Trust 2006-B, a Delaware statutory trust (the “Issuing Entity”) pursuant to an Indenture between the Issuing Entity and Citibank, N.A., as indenture trustee. Capitalized terms used herein without definition herein have the meanings set forth in the Registration Statement.
     We hereby confirm that the statements set forth in the Base Prospectus and the Prospectus Supplement forming part of the Registration Statement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal tax laws of the United States, and subject to the assumptions, qualifications, limitations and exceptions set forth in the discussion under the foregoing headings, are the opinion of Mayer, Brown, Rowe & Maw LLP.
     In addition, the opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:
     The law covered by this opinion is limited to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court

Hyundai Auto Receivables Trust 2006- B
Hyundai ABS Funding Corporation
October 27, 2006

decisions, administrative determinations and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. We express no opinion as to the laws of any other jurisdiction and, unless otherwise specified, no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP